Exhibit 99.2

Evofem Biosciences’ CEO Saundra Pelletier

Joins Aditxt Board of Directors

MOUNTAIN VIEW, CA, June 9, 2025 — Aditxt, Inc. (Nasdaq: ADTX) (“Aditxt” or the “Company”), a social innovation platform accelerating promising health innovations, today announced the appointment of Saundra Pelletier, CEO of Evofem Biosciences, Inc. (OTCPK: EVFM) (“Evofem”), to Aditxt’s Board of Directors.

“We believe that Saundra’s background as a CEO and entrepreneur, coupled with her deep industry expertise and knowledge, will complement our current Board well. We look forward to her contributions at this critical stage as we seek to execute our growth strategy for the overall business, transition Aditxt to a commercial stage company, and advance our plans to build a vertical focus on monitoring, prevention and treatment of conditions impacting women’s lives,” said Amro Albanna, Chairman and CEO of Aditxt.

Ms. Pelletier is an expert in women’s health, with insight driven by both intensive consumer research and deep commercial experience in the global markets with products addressing women’s health spanning every stage in their reproductive journey, from puberty to menopause. Her career in the pharmaceutical industry has spanned more than three decades, during which she has launched pharmaceutical brands worldwide and expanded indications for female healthcare brands in multiple countries. She is a published author, TEDx and keynote speaker, executive coach and staunch advocate for innovation in women’s healthcare.

During her 10-year tenure as Chief Executive Officer, President and Executive Director of Evofem Biosciences, Ms. Pelletier has led the company through its transition to the public market, the approval of PHEXXI® (lactic acid, citric acid, and potassium bitartrate), the first and only hormone-free, on-demand prescription contraceptive vaginal gel, and the acquisition of SOLOSEC® (secnidazole) 2 g oral granules, an oral antibiotic approved to treat bacterial vaginosis and trichomoniasis with just one dose, and four consecutive years of net sales growth.

Prior to Evofem, Ms. Pelletier was Executive Director at Woman Care Global, an international nonprofit organization focused on creating sustainable supply chains that developed products to women in developing countries. She started her career at G.D. Searle where during her eight year tenure she served in increasingly senior positions and ultimately as Global Franchise Leader.

Ms. Pelletier is a Director of Windtree Therapeutics, Inc. (Nasdaq: WINT), and serves as an Advisory Board Member for several non-profit organizations including CEOs Against Cancer, Girls Inc., and The Center for Community Solutions.

About Aditxt, Inc.

Aditxt, Inc. is a social innovation platform accelerating promising health innovations. Aditxt’s ecosystem of research institutions, industry partners, and shareholders collaboratively drives their mission to “Make Promising Innovations Possible Together.” The innovation platform is the cornerstone of Aditxt’s strategy, where multiple disciplines drive disruptive growth and address significant societal challenges. Aditxt operates a unique model that democratizes innovation, ensures every stakeholder’s voice is heard and valued, and empowers collective progress. The Company currently operates two programs focused on immune health and precision health. Through the proposed acquisition of Evofem under the July 2024 Amended and Restated Merger Agreement between Evofem, Aditxt and Adifem, Inc., as amended (the “A&R Merger Agreement”), Aditxt aims to introduce an additional program dedicated to women’s health. The companies are working toward a targeted close in the second half of 2025. The closing of the transaction with Evofem is subject to several conditions, including but not limited to approval of the transaction by Evofem’s shareholders and Aditxt raising sufficient capital to fund its obligations at closing. These obligations include cash payments of approximately $17 million for Evofem, which includes approximately $15.2 million required to satisfy Evofem’s senior secured noteholder; should Aditxt fail to secure these funds, Evofem’s senior secured noteholder is expected to seek to prevent the closing of the merger with Evofem. No assurance can be provided that all of the conditions to closing will be obtained or satisfied or that the transaction will ultimately close.

For more information, please visit www.aditxt.com.

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Aditxt™, Adimune™, ADI-100™, Pearsanta™, and Mitomic™ are trademarks of Aditxt, Inc.

PHEXXI® and SOLOSEC® are registered trademarks of Evofem Biosciences, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements,” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Words such as, but not limited to, “achieving,” “advancing”, “aim,” “are working to,” “believe,” “completing,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  These statements include but are not limited to anticipated contributions of Ms. Pelletier as a director of Aditxt; expected growth of Aditxt; Aditxt’s ability to successfully execution its mission to accelerate and monetize promising health innovations, and magnitude thereof; and Aditxt’s ability to close the planned acquisition of Evofem, including to meet all closing conditions, and the timing thereof. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in each company’s SEC filings, including Aditxt’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 21, 2025, and any subsequent Form 10-Q filings. All forward-looking statements are expressly qualified in their entirety by such factors. Aditxt undertakes no duty to update any forward-looking statement except as required by law.

Investor and Media Contact

IR@aditxt.com